SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

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Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

ORMAT TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2007

To Our Stockholders:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of Ormat Technologies, Inc. The meeting will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 on Tuesday, May 8, 2007, at 1:30 P.M local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.	Elect two directors, each for a term of three years;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as Ormat Technologies, Inc.’s independent registered public accounting firm for fiscal year 2007;

3.	Approve an amendment to the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000; and

4.	Transact any other business that may properly come before the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors,

Yehudit Bronicki
Chief Executive Officer and President

April 10, 2007

Please complete, date, sign and return the accompanying proxy card. The enclosed return envelope requires no additional postage if mailed in either the United States or Canada.

Your vote is very important. Please vote regardless of whether or not you plan to attend the meeting.

ORMAT TECHNOLOGIES, INC. 2007 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ORMAT TECHNOLOGIES, INC.
6225 Neil Road, Suite 300
Reno, Nevada 89511

2007 PROXY STATEMENT

Ormat Technologies, Inc. (‘‘Ormat’’, ‘‘we’’, ‘‘us’’, ‘‘the Company’’ or ‘‘our Company’’) is a public company. Our Common Stock has been trading on the New York Stock Exchange since November 11, 2004.

The Board of Directors of Ormat Technologies, Inc. is furnishing you this proxy statement in connection with the solicitation of proxies on its behalf for the 2007 Annual Meeting of Stockholders. The meeting will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 on Tuesday, May 8, 2007, at 1:30 P.M. local time. At the meeting, stockholders will vote on (i) the election of two directors, (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm for fiscal year 2007 and (iii) the amendment of Ormat’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000, and will transact any other business that may properly come before the meeting although we know of no other business to be presented.

The record date for the meeting is April 2, 2007. Only stockholders of record at the close of business on that date are entitled to vote at the meeting.

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize Yehudit Bronicki, Chief Executive Officer and President of Ormat, and Etty Rosner, Vice President and Corporate Secretary of Ormat, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Ormat’s Annual Report on Form 10-K for 2006, which includes Ormat’s audited financial statements, is being mailed to stockholders together with this proxy statement. Except to the extent that we specifically incorporate information by reference, our Annual Report on Form 10-K does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about April 10, 2007.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY IN THE ENCLOSED ENVELOPE.

Questions and Answers about the 2007 Annual Meeting of Stockholders

What is the purpose of the 2007 Annual Meeting of Stockholders?

At the 2007 Annual Meeting of Stockholders, the stockholders will be asked to:

1.  Elect two directors, each for a term of three years;

2.  Ratify the appointment of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm for fiscal year 2007; and

3.  Approve an amendment to the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000.

Stockholders also will transact any other business that may properly come before the meeting. Members of Ormat’s management team and a representative of PricewaterhouseCoopers LLP, Ormat’s independent registered public accounting firm, will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is April 2, 2007. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is Ormat’s Common Stock. Each outstanding share of Common Stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 38,112,545 shares of Ormat Common Stock outstanding.

What is the difference between being a ‘‘record holder’’ and holding shares in ‘‘street name’’?

A record holder holds shares in his or her name. Shares held in ‘‘street name’’ means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in ‘‘street name’’?

If your shares are held by a bank or a brokerage firm, you are considered the ‘‘beneficial owner’’ of shares held in ‘‘street name’’. If your shares are held in street name, these proxy materials are being forwarded to you by your bank or brokerage firm (the ‘‘record holder’’), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Under the rules of the New York Stock Exchange (the ‘‘NYSE’’), if you do not give instructions to your bank or brokerage firm, it may vote on matters that the NYSE determines to be ‘‘routine’’, but will not be permitted to vote your shares with respect to ‘‘non-routine’’ items. Under the NYSE rules, the Election of Directors (Proposal 1) and the Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 2) are routine matters, but the Amendment to the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000 (Proposal 3) is a ‘‘non-routine’’ item. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a ‘‘broker non-vote’’ on that matter. Broker non-votes do not count as votes for or against any proposal.

As the beneficial owner of shares, you are invited to attend the 2007 Annual Meeting of Stockholders. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

Who can attend the 2007 Annual Meeting of Stockholders?

All Ormat stockholders as of the close of business on April 2, 2007 may attend the 2007 Annual Meeting of Stockholders.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the outstanding shares entitled to vote represented may adjourn the meeting.

What does it mean if I receive more than one proxy card?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, sign and return each proxy card.

How do I vote?

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

If you are a record holder of shares, you may revoke your proxy and change your vote at any time before it is actually voted:

•	by signing and delivering another proxy with a later date;

•	by giving written notice of such revocation to the Corporate Secretary of Ormat prior to or at the meeting; or

•	by voting in person at the meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

Ormat’s transfer agent, American Stock Transfer & Trust Company, will tabulate and certify the votes. A representative of the transfer agent may serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote FOR:

•	the election of the two nominees to the Board of Directors;

•	the ratification of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm; and

•	the approval of the amendment of the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendation is set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote FOR:

•	the election of the two nominees to the Board of Directors;

•	the ratification of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm; and

•	the approval of the amendment of the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees as directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

How many votes are required to ratify the appointment of Ormat’s independent registered public accounting firm?

The ratification of the appointment of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

How many votes are required to approve the amendment of the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance pursuant to the plan by 2,500,000?

Under the NYSE rules, the amendment to the Company’s 2004 Incentive Compensation Plan requires the approval of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents at least a majority of all shares entitled to vote.

What is an abstention and how will abstentions be treated?

An ‘‘abstention’’ represents a stockholder’s affirmative choice to decline to vote on a proposal other than the election of directors (for directors, the choice is limited to ‘‘For’’ or ‘‘Withhold’’). Under Delaware law, abstained shares are treated as shares present for quorum and entitled to vote, so they will have the same practical effect as votes against a proposal except for the proposal for the election of directors.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not considered entitled to vote on that matter. Therefore, broker non-votes do not count as votes for or against any proposal.

Where can I find the voting results of the 2007 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the 2007 Annual Meeting of Stockholders and to publish final results in Ormat’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 to be filed with the Securities and Exchange Commission (the ‘‘SEC’’).

PROPOSAL 1 — ELECTION OF DIRECTORS

Board Composition

Our Board of Directors is now composed of seven members, including four independent directors, Dan Falk, Jacob Worenklein, Roger W. Gale and Robert F. Clarke, and is classified into three classes of directors serving staggered, three-year terms as indicated:

Class I Directors (term expiring upon the annual stockholders meeting in 2008)
Yoram Bronicki
Roger W. Gale

Class II Directors (term expiring upon the annual stockholders meeting in 2009)
Yehudit Bronicki
Jacob J. Worenklein
Robert F. Clarke

Class III Directors (term expiring upon the annual stockholders meeting in 2007)
Lucien Bronicki
Dan Falk

Current Nominees

As mentioned above, directors in each of the three classes are elected to serve for three-year terms that expire in successive years. The terms of Class III Directors will expire at the 2007 Annual Meeting of Stockholders. The Board of Directors has nominated Lucien Bronicki and Dan Falk as Class III Directors for three-year terms expiring at the annual meeting of stockholders to be held in 2010 and until their successors are elected and qualified. Each nominee currently serves as a Class III Director.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees as directors. This means that the two nominees will be elected if they receive more affirmative votes than any other person.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE ELECTION OF EACH OF THE TWO NOMINEES.

The following sets forth, with respect to each nominee, his name, age, principal occupation and employment during the past five years, the year in which he first became a director of Ormat Technologies, Inc. and directorships held in other public companies.

Nominees for Election as Class III Directors for a Three-Year Term Expiring at the 2010 Annual Meeting

Lucien Bronicki.    Lucien Bronicki is the Chairman of our Board of Directors, a position he has held since our inception in 1994, and has also been our Chief Technology Officer since July 1, 2004. Mr. Bronicki co-founded Ormat Turbines Ltd. in 1965 and is the Chairman of the Board of Directors of Ormat Industries Ltd., the publicly-traded successor to Ormat Turbines Ltd., and various of its subsidiaries. From 1999 to April 2006, Mr. Bronicki served as the Chairman of the Board of Directors of OPTI Canada Inc., a company engaged in the oil sands industry in Canada in which our parent owns an approximately 5% interest. From 1992 to May 2006, Mr. Bronicki was the Chairman of the Board of Directors of Bet Shemesh Engines, a manufacturer of jet engines, and from 1997 to May 2006, Mr. Bronicki was the Chairman of the Board of Directors of Bet Shemesh Holdings. Mr. Bronicki was also the Chairman of the Board of Directors of Orad Hi-Tec Systems Ltd., a manufacturer of image processing systems, until the end of 2005, and was the Co-Chairman of Orbotech Ltd., a NASDAQ-listed manufacturer of equipment for inspecting and imaging circuit boards and display panels. Mr. Bronicki has worked in the power industry since 1958. He is a member of the Executive Council of the Weizmann Institute of Science and was the Chairman of the Israeli Committee of the World Energy Council. Yehudit Bronicki and Lucien Bronicki are married. Mr. Bronicki obtained a postgraduate degree in Nuclear Engineering from Conservatoire National des Arts et Metiers, a Master of Science in Physics from Universite de Paris and a Master of Science in Mechanical Engineering from Ecole Nationale Superieure d’Ingenieurs Arts et Metiers. In the year 2005, he received a Ph.D. Honoris Causa from the Ben-Gurion University, and in 2006 from the Weizmann Institute of Science. Mr. Bronicki is 73 years old.

Dan Falk.    Dan Falk has been a member of our Board of Directors since November 12, 2004. Mr. Falk is also a member of the Board of Directors of Orbotech Ltd., Nice Systems Ltd., Attunity Ltd., ClickSoftware Technologies Ltd., Jacada Ltd. and Nova Measuring Instruments Ltd., all NASDAQ publicly traded companies. In addition, Mr. Falk serves as a member of the Board of Directors of the following public non-US companies: Plostopil Ltd., Orad Hi-Tech Systems Ltd., Dmatek Ltd., Netafim Ltd. and Poalim Ventures I Ltd. From 2001 to 2004, Mr. Falk was a business consultant to several public and private companies. From 1999 to 2000, Mr. Falk was Chief Operating Officer and Chief Executive Officer of Sapiens International NV. From 1995 to 1999, Mr. Falk was an Executive Vice President of Orbotech Ltd. From 1985 to 1995, Mr. Falk was Vice President of Finance and Chief Financial Officer of Orbot Systems Ltd. and of Orbotech Ltd. Mr. Falk obtained a Master of Business Administration from Hebrew University in 1972 and a Bachelor of Arts in Economics and Political Science from Hebrew University in 1968. Mr. Falk is the Chair of our Audit Committee. Our Board of Directors has determined that Mr. Falk qualifies as an Audit Committee ‘‘financial expert’’ under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d)(5) of Regulation S-K, and is ‘‘independent’’ as that term is used in Item 7(d)(3)(iv) of Regulation 14A under the Securities Exchange Act of 1934. Mr. Falk is 62 years old.

Continuing Directors

Class I Directors Continuing in Office Whose Terms Expire at the 2008 Annual Meeting

Yoram Bronicki.    Yoram Bronicki has been a member of our Board of Directors since November 12, 2004, and has been our Chief Operating Officer, North America since July 1, 2004. Mr. Bronicki is also a member of the Board of Directors of Ormat Industries Ltd., a position he has held since 2001, and a member of the Board of Directors of OPTI Canada Inc. From 2001 to 2004, Mr. Bronicki was Vice President of OPTI Canada Inc.; from 1999 to 2001, he was Project Manager of Ormat Industries Ltd. and Ormat International; from 1996 to 1999, he was Project Manager of Ormat Industries Ltd.; and from 1995 to 1996, he was Project Engineer of Ormat Industries Ltd. Mr. Bronicki is the son of Lucien and Yehudit Bronicki. Mr. Bronicki obtained a Bachelor of Science in Mechanical Engineering from Tel Aviv University in 1989 and a Certificate from the Technion Institute of Management Senior Executives Program. Mr. Bronicki is 40 years old.

Roger W. Gale, Ph.D.    Roger W. Gale has been a member of our Board of Directors since October 26, 2005. Between 1988 and 2000, Dr. Gale was the CEO of Washington International Energy Group, which was sold to PHB Hagler Bailly (PHB) in 1999. In 2000, as PHB was sold to PA Consulting, Dr. Gale held several positions at PA Consulting until 2001, at which time he joined GF Energy LLC as President and CEO, a position he still holds. In addition, Dr. Gale served as a member of Board of Directors of the US Energy Association, a not-for-profit organization. On December 1, 2005, he became a member of the Boards of Directors of The Adams Express Company and Petroleum & Resources Corporation (closed-end investment companies). He served on the Audit Committee of Constellation Holdings and on the board of the parent, Constellation Energy Group from 1996 to 2005. Dr. Gale has a Ph.D. in political science from the University of California, Berkeley. Dr. Gale is 60 years old.

Class II Directors Continuing in Office Whose Terms Expire at the 2009 Annual Meeting

Yehudit ‘‘Dita’’ Bronicki.    Yehudit Bronicki has been our Chief Executive Officer since July 1, 2004, and is also a member of our Board of Directors and our President. Mrs. Bronicki has also been the President of Ormat Systems, one of our subsidiaries, since July 1, 2004. Mrs. Bronicki was also a co-founder of Ormat Turbines Ltd. and is a member of the Board of Directors and the General Manager (a CEO-equivalent position) of Ormat Industries Ltd., the publicly traded successor to Ormat Turbines

Ltd., and various of its subsidiaries. From 1992 to June 2005, Mrs. Bronicki was a director of Bet Shemesh Engines, a manufacturer of jet engines. In addition, Mrs. Bronicki was a member of the Board of Directors of OPTI Canada Inc. until May 2005 and is a member of the Board of Orbotech Ltd., a NASDAQ-listed manufacturer of equipment for inspecting and imaging circuit boards and display panels. From 1994 to 2001, Mrs. Bronicki was on the Advisory Board of the Bank of Israel. Mrs. Bronicki has worked in the power industry since 1965. Yehudit Bronicki and Lucien Bronicki are married. Mrs. Bronicki obtained a Bachelor of Arts in Social Sciences from Hebrew University in 1965. Mrs. Bronicki is 65 years old.

Jacob J. Worenklein.    Jacob Worenklein has been a member of our Board of Directors since November 12, 2004. Mr. Worenklein has also served as President and Chief Executive Officer of US Power Generating Company from 2003 to the present. From 1998 to 2003, he was Managing Director and Global Head of Project and Sectorial Finance for Societe Generale and, from 1996 to 1998, he was Managing Director and Head of Project Finance, Export Finance and Commodities for the Americas, for Societe Generale. Prior to joining Societe Generale in 1996, Mr. Worenklein was Managing Director and Global Head of Project Finance at Lehman Brothers and prior thereto was a partner and member of the executive committee of the law firm of Milbank, Tweed, Hadley & McCloy LLP, where he founded and headed the firm’s power and project finance practice. Mr. Worenklein served as Adjunct Professor of Finance at New York University and is a trustee of the Committee for Economic Development and a member of the Council on Foreign Relations. He is a member of the Board of Directors and Audit Committee of CDC Globeleq, an affiliate of the UK’s Commonwealth Development Corporation. Mr. Worenklein obtained a Bachelor of Arts from Columbia College in 1970 and a Juris Doctor and Master of Business Administration from New York University in 1973. Mr. Worenklein is 58 years old.

Robert F. Clarke.    Robert F. Clarke has been a member of our Board of Directors since February 27, 2007. Mr. Clarke was Chairman (since September 1998) and President and Chief Executive Officer (since January 1991) of Hawaiian Electric Industries, Inc. (HEI), from which he retired effective May 2006. Since June 1, 2006, Mr. Clarke has been Executive in Residence at the Shidler College of Business at the University of Hawaii. Mr. Clarke joined HEI in February 1987 as Vice President of Strategic Planning and was in charge of implementing the Company’s diversification strategy. Mr. Clarke was named HEI Group Vice President — Diversified Companies in May 1988. He was made a director of HEI in 1989. Prior to joining HEI, Mr. Clarke served as Senior Vice President and Chief Financial Officer of Alexander & Baldwin and as Controller of Dillingham Corporation. Prior to that, he worked for the Ford Motor Company and for the Singer Company. He received his Bachelor’s degree in economics in 1965 and his Master’s degree in finance in 1966 from the University of California at Berkeley. Honors include Phi Beta Kappa in 1965. Mr. Clarke is 64 years old.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

As required by the rules of the NYSE, the Board of Directors evaluates the independence of Board members at least annually and when a change in circumstances could potentially impact the independence of one or more directors.

On May 9, 2006, the Company held its 2006 Annual Meeting of Stockholders. All of the Company’s Board members were present at the meeting.

Our Board of Directors consists of seven members, four of whom have been determined by our Board to be independent directors, in accordance with the above requirements of the NYSE. Our four independent directors are Dan Falk, Jacob Worenklein, Roger W. Gale and Robert F. Clarke.

During fiscal year 2006, the Board of Directors held five meetings. None of the directors attended less than 75% of the meetings of the Board and the Committees on which he or she serves.

The Company relies on the ‘‘controlled company’’ exception to the Board of Directors committee composition requirements under the rules of the NYSE. The ‘‘controlled company’’ exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules which require that our Audit Committee be composed of at least three independent directors.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. As of March 31, 2007, Ormat Industries Ltd. beneficially owned approximately 64% of our outstanding Common Stock. As a controlled company, we have relied on certain exemptions from the director independence requirements applicable to Compensation Committees and Nominating and Corporate Governance Committees under the rules of the NYSE.

Audit Committee.    The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee consists of three members, Dan Falk, Jacob Worenklein and Roger W. Gale, all of whom are independent as defined by the listing standards of the NYSE and the SEC. The Board has determined that Mr. Falk, the Chair of the Audit Committee, qualifies as an ‘‘audit committee financial expert’’ under the rules of the SEC and that each member of the Audit Committee is financially literate. Mr. Falk also serves on the audit committees of six other public companies. Our Board has determined that his simultaneous service on these audit committees does not impair his ability to serve effectively on our Audit Committee.

The Audit Committee selects, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent registered public accounting firm its independence, reviews and discusses the audited financial statements with the independent registered public accounting firm and manages and reviews our compliance with legal and regulatory requirements with respect to accounting policies, internal controls and financial reporting.

In fiscal year 2006, the Audit Committee continued its oversight of a procedure established by the Company for receiving and addressing anonymous complaints regarding financial or accounting irregularities, among other things. In 2005, the Audit Committee set up an ethics and compliance hotline managed by an independent third party and accessible both through the Internet and by telephone. The information received by the hotline is treated as confidential and anonymous and is both received and retained by an agent of the Audit Committee before all relevant non-compliance information is periodically reported to the Audit Committee.

The Audit Committee held six meetings in fiscal year 2006. Further information concerning the Audit Committee is set forth below under the heading ‘‘Audit Committee Report’’. The charter of the Audit Committee is available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Compensation Committee.    The Compensation Committee consists of three members, two of whom are independent directors. We have appointed Yehudit Bronicki, Dan Falk and Jacob Worenklein to the

Compensation Committee. Mrs. Bronicki, who is our CEO and who is not an independent director, is the Chair of the Compensation Committee.

The Compensation Committee reviews and either approves, on behalf of our Board of Directors, or recommends to the Board of Directors for approval, (1) the annual salaries and other compensation of our Chief Executive Officer and certain other executive officers and (2) stock and stock option grants. The Compensation Committee also provides recommendations with respect to our compensation policies and practices and incentive compensation plans and equity plans. As described in the Compensation Discussion and Analysis below, our Compensation Committee determines the basket of bonuses and option grants that may be awarded on a company-wide basis and our CEO and Chairman of the Board determine the particular bonuses and options to be awarded to our personnel. Our CEO and Chairman also determine whether and to what degree to award salary increases to any of our other executive officers.

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which includes evaluation of the performance of the Chief Executive Officer, review and approval of the compensation of the Chief Executive Officer and all other executive officers of the Company, and recommendations to the Board of Directors regarding non-CEO compensation, incentive- compensation plans and equity-based plans.

The Compensation Committee duties and responsibilities also include:

•	making recommendations to the Board as to changes in Ormat’s general compensation philosophy;

•	overseeing the development and implementation of compensation programs;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, and evaluating the performance of the CEO in light of those goals and objectives; and

•	reviewing and approving the annual compensation of the CEO and Ormat’s five other most highly compensated executive officers who receive total compensation in excess of $1 million per year.

The Compensation Committee is authorized to establish subcommittees for the purpose of evaluating special or unique matters and may delegate its authority to a subcommittee or subcommittees.

In 2006, the Compensation Committee did not retain any compensation consultants in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee held two meetings in the year 2006. The charter of the Compensation Committee is available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of three directors, two of whom are independent directors. We have appointed Lucien Bronicki, Robert F. Clarke and Dan Falk to the Nominating and Corporate Governance Committee. Mr. Bronicki, who is not an independent director, is the Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board of Directors, selecting director nominees for our annual meetings of stockholders, and developing and recommending to our Board of Directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee is responsible for conducting appropriate inquiries into the backgrounds and qualifications of possible candidates.

The Nominating and Corporate Governance Committee adopted a policy regarding consideration of any director candidates as of November 7, 2006. This policy provides guidelines for the identification and evaluation of candidates for positions on the Board of Directors of the Company. According to the policy, candidates must satisfy certain minimum criteria, including an academic degree and business experience to the satisfaction of the Nominating and Corporate Governance Committee. In addition, independent director nominees must satisfy the independence requirements as determined by the Board of Directors in accordance with the rules and regulations of the SEC and the NYSE, as applicable. The policy provides for the Committee to interview and select final candidates for evaluation, and then evaluate the final candidates to determine their qualification for the position as well as compatibility with the Company, its philosophy and its then-current Board of Directors and management.

The Company’s by-laws provide that nominations of candidates to be considered by the stockholders may be made at an annual meeting of stockholders by any stockholder who was a stockholder of record at the time of giving notice of the proposed nomination, is entitled to vote at the meeting and follows the notice procedures. To be timely, a stockholder’s notice for the 2007 Annual Meeting of Stockholders must have been delivered to the Corporate Secretary at 6225 Neil Road, Suite 300, Reno, Nevada 89511, not earlier than the close of business on January 9, 2007 and no later than the close of business on February 8, 2007.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner in which the Committee evaluates any other candidate.

The Nominating and Corporate Governance Committee held three meetings in 2006. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Yehudit Bronicki, Dan Falk and Jacob Worenklein. Mrs. Bronicki serves as Chief Executive Officer and President of the Company. In addition, Mrs. Bronicki, together with Lucien Bronicki, our Chairman of the Board and Chief Technology Officer, and Yoram Bronicki, our Chief Operating Officer — North America, and other members of their family, indirectly owned approximately 28.12% of the ordinary shares of Ormat Industries Ltd. as of February 28, 2007. See ‘‘Transactions with Related Persons’’.

None of our executive officers served during 2006 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is available on our website at www.ormat.com for downloading, free of charge. The content of our website, however, is not part of this proxy statement. You may also request a printed copy of our Code of Business Conduct and Ethics free of charge, by writing to the Company address appearing in this Proxy Statement or by telephoning us at: (775) 356-9029.

Corporate Governance Guidelines

The Board of Directors of the Company has adopted the Corporate Governance Guidelines, which are available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement. You may also request a printed copy of our Corporate Governance Guidelines free of charge, by writing to the Company address appearing in this Proxy Statement or by telephoning us at: (775) 356-9029.

Executive Sessions

As required by the NYSE rules, the non-management directors of the Company meet in executive sessions of the Board of Directors without management at regular intervals and at each regular meeting of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and as otherwise scheduled from time to time. The Chair of the Audit Committee presides at the executive sessions of the non-management directors. In addition, the Chair of the Audit Committee presides at the executive sessions of the Audit Committee. One of the non-executive members of the Compensation Committee and of the Nominating and Corporate Governance Committee presides at each executive session of such committees.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors or a specific director or directors by writing c/o the Corporate Secretary, Ormat Technologies, Inc., 6225 Neil Road, Suite 300, Reno, Nevada 89511. Communications received from stockholders are forwarded directly to Board members. Stockholders and other interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary of the Company at 6225 Neil Road, Suite 300, Reno, Nevada 89511.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors only, as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors of the Company.

The Audit Committee is responsible for assisting the Board of Directors in its oversight responsibilities related to accounting policies, internal controls, financial reporting and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

During fiscal year 2006, the Audit Committee continued to focus on the process of the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Such work included the review of the Company’s internal controls over its financial reporting, as well as the testing of such controls, in order to achieve Section 404 compliance. The Company’s first report on such internal controls was filed with its Form 10-K report for the fiscal year ended December 31, 2005.

The Committee also received periodic internal audit reports from its internal auditor, reviewed the Internal Audit Plan for the year 2007 and approved its main target subjects. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits, and has met with them, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls. In addition, the Committee evaluated the performance of the independent registered public accounting firm and the firm’s transition plan addressing the lead audit partner’s rotation, which occurred during the third quarter of 2006.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2006 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as currently in effect. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee), as currently in effect, and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of tax services to the Company is compatible with maintaining the registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Submitted on February 27, 2007 by the Audit Committee of Ormat Technologies, Inc.’s Board of Directors.

Dan Falk, Chair Jacob Worenklein Roger W. Gale

The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the ‘‘Securities Act’’), as amended, or under the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’), as amended, except to the extent Ormat specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC under such Acts.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position(s) of each of our executive officers and persons who are executive officers of certain of our subsidiaries who perform as officers with us:

Name	Age	Position
Lucien Bronicki	73	Chairman of the Board; Chief Technology Officer
Yehudit Bronicki	65	Chief Executive Officer; President
Yoram Bronicki	40	Chief Operating Officer—North America
Joseph Tenne	51	Chief Financial Officer*
Nadav Amir	56	Executive Vice President—Engineering*
Hezy Ram	57	Executive Vice President—Business Development, North America**
Zvi Reiss	56	Executive Vice President—Project Management*
Joseph Shiloah	61	Executive Vice President—Marketing and Sales, Rest of the World*
Aaron Choresh	61	Vice President—Operations Rest of the World and Product Support*
Zvi Krieger	51	Vice President—Geothermal Engineering*
Etty Rosner	51	Vice President—Contract Administrator; Corporate Secretary*
Connie Stechman	51	Vice President

*	Performs the functions described in the table, but is employed by Ormat Systems, a subsidiary of the Company.

**	Performs the functions described in the table, but is employed by Ormat Nevada, a subsidiary of the Company.

Joseph Tenne.    Joseph Tenne has served as our Chief Financial Officer since March 9, 2005. From 2003 to 2004, Mr. Tenne was the Chief Financial Officer of Treofan Germany GmbH & Co. KG, a German company. From 1997 until 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel (a member firm of PricewaterhouseCoopers International Limited). Since January 8, 2006, Mr. Tenne has also been the Chief Financial Officer of Ormat Industries Ltd. Mr. Tenne is a member of the board of directors of AudioCodes Ltd., a NASDAQ-listed company. Mr. Tenne obtained a Master of Business Administration from Tel Aviv University in 1987 and a Bachelor of Arts in Accounting and Economics from Tel Aviv University in 1981. Mr. Tenne is also a Certified Public Accountant in Israel.

Nadav Amir.    Nadav Amir has served as our Executive Vice President of Engineering since July 1, 2004. From 2001 through June 30, 2004, Mr. Amir was Executive Vice President of Engineering of Ormat Industries Ltd.; from 1993 to 2001, he was Vice President of Engineering of Ormat Industries Ltd.; from 1988 to 1993, he was Manager of Engineering of Ormat Industries Ltd.; from 1984 to 1988, he was Manager of Product Engineering of Ormat Industries Ltd.; and from 1983 to 1984, he was Manager of Research and Development of Ormat Industries Ltd. Mr. Amir obtained a Bachelor of Science in Aeronautical Engineering from Technion Haifa in 1972.

Yeheskel (Hezy) Ram.    Hezy Ram has served as our Executive Vice President of Business Development, North America since January 1, 2004. From 1999 through December 31, 2003, Mr. Ram was Vice President of Business Development of Ormat Industries Ltd. Mr. Ram obtained a Master of Business Administration from Hebrew University in 1978, a Master of Science in Mechanical Engineering from Ben Gurion University in 1977 and a Bachelor of Science in Mechanical Engineering from Ben Gurion University in 1975.

Zvi Reiss.    Zvi Reiss has served as our Executive Vice President of Project Management, effective as of July 1, 2004. From 2001 through June 30, 2004, Mr. Reiss was the Executive Vice President of Project Management of Ormat Industries Ltd.; from 1995 to 2000, he was Vice President of Project Management of Ormat Industries Ltd. and, from 1993 to 1994, he was Director of Projects of Ormat Industries Ltd. Mr. Reiss obtained a Bachelor of Science in Mechanical Engineering from Ben Gurion University in 1975.

Joseph Shiloah.    Joseph Shiloah has served as our Executive Vice President of Marketing and Sales, Rest of the World since July 1, 2004. From 2001 through June 30, 2004, Mr. Shiloah was the Executive Vice President of Marketing and Sales at Ormat Industries Ltd.; from 1989 to 2000, he was Vice President of Marketing and Sales of Ormat Industries Ltd.; from 1983 to 1989, he was Vice President of Special Projects of Ormat Turbines Ltd.; from 1984 to 1989, he was Operating Manager of the Solar Pond project of Solmat Systems Ltd., a subsidiary of Ormat Turbines Ltd.; and from 1981 to 1983, he was Project Administrator of the Solar Pond power plant project of Ormat Turbines Ltd. and Solmat Systems Ltd. Mr. Shiloah obtained a Bachelor of Arts in Economics from Hebrew University in 1972.

Aaron Choresh.    Aaron Choresh has served as our Vice President of Operations, Rest of the World and Product Support since July 1, 2004. From 1999 through June 30, 2004, Mr. Choresh was the Vice President of Operations and Product Support of Ormat Industries Ltd.; from 1993 to 1998, he was the Director of Operations and Product Support of Ormat Industries Ltd.; from 1991 to 1992, he was Manager of Project Engineering and Product Support; and from 1989 to 1990, he was Manager of Project Engineering of Ormat Industries Ltd. Mr. Choresh obtained a Bachelor of Science in Electrical Engineering from Technion Haifa in 1982.

Zvi Krieger.    Zvi Krieger has served as our Vice President of Geothermal Engineering since July 1, 2004. From 2001 through June 30, 2004, Mr. Krieger was the Vice President of Geothermal Engineering of Ormat Industries Ltd. Mr. Krieger has been with Ormat Industries Ltd. since 1981 and served as Application Engineer, Manager of System Engineering, Director of New Technologies Business Development and Vice President of Geothermal Engineering. Mr. Krieger obtained a Bachelor of Science in Mechanical Engineering from the Technion, Israel Institute of Technology in 1980.

Etty Rosner.    Etty Rosner has served as our Corporate Secretary since October 21, 2004. Ms. Rosner is also the Corporate Secretary of Ormat Industries Ltd., a position she has held since 1991, and Vice President of Contract Management of Ormat Industries Ltd., a position she has held since 1999. From 1991 to 1999, Ms. Rosner was Contract Administrator Manager and Corporate Secretary and from 1981 to 1991, she was the Manager of the Export Department and Office Administrative Manager. Ms. Rosner obtained a Diploma in General Management from Tel Aviv University in 1990.

Connie Stechman.    Connie Stechman has served as our Vice President since our inception in 1994. Prior to joining Ormat Technologies, Inc., Ms. Stechman worked for an international public accounting firm. Ms. Stechman is a Certified Public Accountant and obtained a Bachelor of Science in Business and Concentration Accounting from California State University, Sacramento, in 1977.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our Common Stock as of December 31, 2006 for:

•	each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding Common Stock;

•	each of our directors;

•	each of our Named Executive Officers (as defined under Compensation Discussion and Analysis below); and

•	all of our directors and executive officers as a group.

Percentage ownership is based on 38,101,808 shares of Common Stock outstanding as of December 31, 2006. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares of Ormat Technologies, Inc. Common Stock Beneficially Owned				Shares of Ormat Industries Ltd. Common Stock Beneficially Owned
	Number		Percent		Number		Percent
Principal Stockholder:
Ormat Industries Ltd.†	24,374,996	(1)	64%
Directors and Named Executive Officers
Yehudit Bronicki†	—		—		32,684,642	(2)	28.27%
Lucien Bronicki†	—		—		32,684,642	(2)	28.27%
Yoram Bronicki†	—		—		32,684,642	(2)	28.27%
Robert F. Clarke††	7,500			*	—		—
Dan Falk††	16,000			*	—		—
Roger W. Gale††	15,000			*	—		—
Jacob Worenklein††	20,000			*	—		—
Joseph Tenne†	15,000			*	—		—
Nadav Amir†	31,000			*	44,000	(3)	*
Hezy Ram††	52,500			*	35,250	(4)	*
Zvi Reiss†	31,000			*	49,500	(5)	*
Directors and Named Executive Officers as a group	188,000	(6)		*	32,813,392		28.39%

†	c/o Ormat Industries Ltd., Industrial Area, P.O. Box 68 Yavne 81100, Israel

††	c/o Ormat Technologies, Inc., 6225 Neil Road, Suite 300, Reno, Nevada 89511

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	The Board of Directors of Ormat Industries Ltd. has voting power and investment power over approximately 64% of our outstanding Common Stock. The directors of Ormat Industries Ltd. include Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki, who, collectively with other members of their family, beneficially owned approximately 28.27% of the ordinary shares of Ormat Industries Ltd. through their holdings in Bronicki Investment Ltd. as of December 31, 2006.

(2)	These shares are beneficially owned by Bronicki Investment Ltd. Lucien Bronicki and Yehudit Bronicki are directors of Bronicki Investment Ltd. and have voting control of the shares of Ormat Industries Ltd. held by Bronicki Investment Ltd. Each of Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki also beneficially own 20% of Bronicki Investment Ltd. Accordingly, they may be deemed to share beneficial ownership of the shares of Ormat Industries Ltd. held by Bronicki

Investment Ltd. Each of Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki disclaim beneficial ownership of all such shares, except to the extent of his or her 20% ownership of Bronicki Investment Ltd.

(3)	Represents currently exercisable options granted to Mr. Amir to purchase 2,500 ordinary shares of Ormat Industries Ltd.; this excludes options to purchase 41,500 ordinary shares of Ormat Industries Ltd. which are not exercisable within 60 days of December 31, 2006.

(4)	Excludes options to purchase 35,250 ordinary shares of Ormat Industries Ltd. which are not exercisable within 60 days of December 31, 2006.

(5)	Represents currently exercisable options granted to Mr. Reiss to purchase 8,250 ordinary shares of Ormat Industries Ltd.; this excludes options to purchase 41,250 ordinary shares of Ormat Industries Ltd. which are not exercisable within 60 days of December 31, 2006.

(6)	This number includes options of the Company exercisable within 60 days of December 31, 2006. The amounts of exercisable options for each Executive Officer and independent director are set forth in the Outstanding Equity Awards and Director Compensations Tables below.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Lucien and Yehudit Bronicki founded our parent company’s predecessor, Ormat Turbines Ltd. in 1965 and continue to have a substantial economic interest in our parent, Ormat Industries Ltd. (Ormat Industries), which, in turn, owns approximately 64% of our outstanding Common Stock. Our Named Executive Officers (NEOs) may, therefore, be classified into two distinct groups. Group I is comprised of Lucien Bronicki, our Chairman of the Board and Chief Technology Officer and Yehudit Bronicki, our Chief Executive Officer (CEO) and President. Group II is comprised of Joseph Tenne, our Chief Financial Officer; Hezy Ram, our Executive Vice President of Business Development, North America; Nadav Amir, our Executive Vice President, Engineering; and Zvi Reiss, our Executive Vice President of Project Management. None of the members of Group II own a controlling interest in the shares of the Company or our parent.

Objectives

The overall objective of our executive compensation policies and procedures is to offer short-term, medium term and long-term compensation components that enable us to attract, motivate and retain talented executives who contribute to our continued success. Equally important to us is to align the interests of our executives with those of our stockholders. As described below, the short-term component of our executive compensation packages consists of annual salary, the medium term component consists of an annual bonus, and the long-term component consists of stock option grants. The members of Group I of our executive team, however, do not receive stock option grants, or their equivalent, as part of their compensation package. We believe that their long-term interests are nevertheless aligned with those of our stockholders through their substantial economic interest in our parent.

We aim to design executive compensation packages, like our general compensation policies, that meet or exceed competitive compensation averages for executives with similar responsibilities at companies with similar financial, operating and industry characteristics in similar locations. We do not benchmark to a particular industry or companies, but we informally consider published data, such as labor indices, in formulating our executive compensation packages. Despite our intention to compensate our executives at or above the market average for their peers, the compensation packages of members of Group I of our executive team are, at their choosing, well below average market compensation for similar positions.

Elements of Compensation

Our compensation program consists of three elements, namely, annual salary, annual bonus, and stock option grants:

•	Annual salary, which is paid bi-monthly, is intended to provide an annual income at a level consistent with individual contributions.

•	Annual bonuses, which are paid semi-annually, are intended to link our executive officers’ compensation to their individual achievements as well as the Company’s overall performance.

•	Stock option grants, which vest over a four-year period, are designed to promote long-term leadership and align the interests of our executives in Group II with those of our stockholders, while the vesting schedule assists us in retaining our executives in our employ.

In addition to these main compensation components, executives who are residents in Israel receive, as a function of their salary payments, the standard social benefits (i.e., severance pay, defined contribution plan, and disability) paid to all of our employees who are based in Israel. These social benefits are fixed as a percentage of the employee’s salary and are not subject to discretionary adjustments. Executives who are residents in the United States, in addition to social security, participate in a defined contribution plan (401(k) plan) and receive health insurance benefits.

Determination of Amounts and Formulas for Compensation

Annual Salary

Consistent with our objectives with regard to Group II employees, the Compensation Committee aims to position base salaries for the Company’s executive officers annually at levels that meet or exceed the Compensation Committee’s interpretation of competitive compensation averages for individuals with similar responsibilities at companies with similar financial, operating and industry characteristics, in similar locations, with consideration of the performance of the Company, individual performance of each executive and the executive’s scope of responsibility in relation to other officers and key executives within the Company. In selected cases, other factors may also be considered. Salaries are paid on a bi-monthly basis and each of our NEOs has a standard employment agreement that is based on a format used company-wide.

Following publication of the prior year’s audited financial statements, the CEO and the Chairman of the Board determine whether and to what degree to award salary increases to any of the other NEOs. Factors that are considered include the net operating profit of the Company during the prior year, the need for a salary adjustment to remain competitive with compensation averages for executives in similar positions and the particular NEO’s effectiveness in supporting the Company’s long-term goals. All salary increases are awarded retroactive to January 1.

Annual Bonus

The manner in which we determine and pay annual bonus payments to Group I and Group II executives are distinct and are therefore addressed separately below.

Group I

We pay annual bonuses to each of our executive officers in Group I according to the following contractual formula that is linked to our performance during the preceding year:

Each of the employment agreements of Yehudit Bronicki and Lucien Bronicki provide for an annual bonus that is equal to (a) 0.75% of the Company’s annual consolidated profits (after tax) above $2,000,000, and (b) 0.75% of Ormat Industries’ annual consolidated profits (after tax), after deducting the Company’s annual consolidated profits (after tax). In no event, however, may the aggregate annual bonus exceed six times the annual base salary of the executive. In addition, the Audit Committee and/or the Board of Directors of Ormat Industries has the right, considering Ormat Industries’ financial condition and/or its financial results, to reduce the bonus or resolve that no bonus will be paid with respect to any particular year. The contracts provide for payment of the bonus within 45 days of the publication of our audited financial statements for the prior year. The portion of the bonus linked to Ormat Industries’ annual profits is paid by Ormat Industries.

Group II

Our Board of Directors has determined that up to 20% of our annual profits may be distributed by the Company as bonuses to employees. Each year, following publication of our financial statements for the preceding year, our Compensation Committee determines the basket of bonuses that may be awarded on a company-wide basis and our CEO and Chairman of the Board determine the particular bonuses to be awarded to each Group II executive.

The determination of the amount of the annual bonus paid to each Group II executive is based on a number of factors, including our performance evaluated on specific criteria, such as revenue growth, profitability, and attainment of strategic business goals, in relation to individual executive performance. The annual bonuses awarded to our Group II executives are forward-looking in that they are applied to and paid in two installments (in April and September) during the year following the publication of our financial statements for the preceding year. This is consistent with our objective of providing a medium-term incentive for our executives. Only executives who are employed by the Company at the time each bonus installment is scheduled to be paid receive their relevant bonus installment.

Stock Options

With the exception of our Group I executives, who do not receive stock options, we are committed to long-term incentive programs for executives that promote the long-term growth of the Company and align the interests of executives with those of our stockholders. The determination of the overall basket of options that may be awarded to our employees each year is determined in a similar manner to our annual incentive bonuses. Following the publication of our financial results for the preceding year, our Compensation Committee determines the basket of options that may be awarded to all of our employees. Our CEO and Chairman of the Board then determine the particular amount of stock options to be awarded to each Group II executive considering the Company’s performance and relative stockholder return, the expected contribution of the NEO to the Company’s growth and success, and awards given to the executive officers of the Company in past years. The options that we grant to our Group II executives are subject to the same pricing, vesting, and exercise terms that govern the grant of stock options to all of our employees. Until our initial public offering our Parent granted options to our executives and employees. Following our initial public offering, our executives no longer receive any option awards from our Parent.

Tax Considerations

Our Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (‘‘Section 162(m)’’). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the five most highly paid senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. Based on these requirements, since none of the NEOs received compensation in excess of $1 million, the Compensation Committee has determined that Section 162(m) will not prevent us from receiving a tax deduction for any of the compensation paid to our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and Proxy Statement.

Submitted on February 27, 2007 by the members of the Compensation Committee of the Board of Directors of Ormat Technologies Inc.

Yehudit Bronicki, Chair Dan Falk Jacob Worenklein

The foregoing Compensation Committee Report on Executive Compensation and compensation-related disclosures set forth in the proxy statement shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid to each NEO during the year ended December 31, 2006:

Name and Principal Position	Year	Salary($)	Bonus($)		Option Awards($)		All Other Compensation		Total ($)
Lucien Bronicki, Chairman of the Board and Chief Technology Officer	2006	124,000	157,250	(1)	None		51,221	(3)	332,471
Yehudit Bronicki, Chief Executive Officer, President and Director	2006	150,000	157,250	(1)	None		76,572	(4)	383,822
Joseph Tenne, Chief Financial Officer	2006	131,639	50,266		55,600	(2)	39,695	(5)	277,200
Hezy Ram, Executive Vice President— Business Development, North America	2006	180,250	189,713		133,749	(2)	30,079	(6)	533,791
Nadav Amir, Executive Vice President— Engineering	2006	187,984	105,001		90,613	(2)	50,261	(7)	433,859
Zvi Reiss, Executive Vice President— Construction Management	2006	215,324	50,375		90,613	(2)	51,850	(8)	408,162

(1)	Includes annual bonus for each of Mr. and Mrs. Bronicki in the amounts of $98,000 and $59,250 from the Company and its parent, respectively, based on formulas set forth in their employment agreements, which are described below.

(2)	Represents the dollar amount recognized as compensation cost for financial statement reporting purposes for 2006 in accordance with FAS 123R. For a discussion of the assumptions used in reaching this valuation, see Note12 to our consolidated financial statements for the year ended December 31, 2006.

(3)	Includes payments of auto related expenses in the amount of $10,413; Israel National Insurance in the amount of $582; health insurance in the amount $107; convalescence pay in the amount of $1,268; Defined Contribution Plan in the amount of $17,720; Education Fund in the amount of $1,912, vacation redemption of $14,359 and perquisites amounting to $4,860.

(4)	Includes payments of auto related expenses in the amount of $10,413; Israel National Insurance in the amount of $4,915; U.S. Social Security in the amount of $9,174; health insurance in the amount $117; convalescence pay in the amount of $1,268; Defined Contribution Plan in the amount of $23,662; Education Fund in the amount of $1,912, vacation redemption of $21,896 and perquisites amounting to $3,215.

(5)	Includes payments of auto related expenses in the amount of $5,842; Israel National Insurance in the amount of $5,410; convalescence pay in the amount of $1,268; Defined Contribution Plan in the amount of $21,698; Education Fund in the amount of $3,186 and perquisites amounting to $2,291.

(6)	Includes payments of housing expenses in the amount of $9,300; U.S. Social Security in the amount of $13,864; health insurance in the amount $3,415; and 401(k) Plan matching contribution in the amount of $3,500.

(7)	Includes payments of auto related expenses in the amount of $8,195; Israel National Insurance in the amount of $5,410; convalescence pay in the amount of $1,268; Defined Contribution Plan in the amount of $29,425; Education Fund in the amount of $3,186; and perquisites amounting to $2,777.

(8)	Includes payments of auto related expenses in the amount of $5,100; Israel National Insurance in the amount of $5,410; U.S. Social Security in the amount of $4,973; convalescence pay in the amount of $1,268; Defined Contribution Plan in the amount of $23,819; Education Fund in the amount of $3,186, vacation redemption of $5,604 and perquisites amounting to $2,490.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to each NEO during the year ended December 31, 2006:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(1)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(2)
Lucien Bronicki	None	None	N/A	N/A
Yehudit Bronicki	None	None	N/A	N/A
Joseph Tenne	April 7, 2006	15,000	34.13	225,000
Hezy Ram	April 7, 2006	30,000	34.13	450,000
Nadav Amir	April 7, 2006	20,000	34.13	300,000
Zvi Reiss	April 7, 2006	20,000	34.13	300,000

(1)	These options vest over a four year period from the grant date in April 2006, with 25% of the options vesting on each of the second and third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in April 2010.

(2)	These amounts are the full grant date fair value of each option award, computed in accordance with FAS 123R.

The following are descriptions of the material terms of our NEOs’ employment agreements, as well as other factors that may help with an understanding of the data disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table:

Our Group I Executives

Lucien Bronicki

We have entered into an executive employment agreement with Lucien Bronicki, as our Chief Technology Officer, effective as of July 1, 2004. The employment agreement is for a four-year term expiring on June 30, 2008, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement, when expired, will be automatically extended for an additional successive four-year term, unless terminated earlier by either us or Mr. Bronicki pursuant to the terms of the agreement.

The employment agreement provides for a monthly base salary of $10,333. As described above, the agreement also provides for the payment of an annual bonus as a percentage of our and our parent’s net after-tax profit. The Board of Directors or the Audit Committee of our parent has the discretion to reduce or to resolve not to pay the bonus component based on our parent’s performance, its financial condition, or its financial results for the prior year.

For 2006, the bonus approved for Mr. Bronicki was $98,000, representing 0.75% of the Company’s annual consolidated profits (after tax) above $2 million, to be paid by the Company, and $59,250, representing 0.75% of Ormat Industries’ annual consolidated profits (after tax) after deducting the Company’s annual consolidated profits, to be paid by Ormat Industries. As Mr. Bronicki is entitled to such annual bonus in accordance with the terms of his employment contract, no particular factors were taken into account in determining the amount of the bonus.

Yehudit Bronicki

We have entered into an executive employment agreement with Yehudit Bronicki, as our Chief Executive Officer, effective as of July 1, 2004. The employment agreement is for a four-year term expiring on June 30, 2008, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement, when expired, will be automatically extended for an additional successive four-year term, unless terminated earlier by either us or Mrs. Bronicki pursuant to the terms of the agreement.

The employment agreement provides for a monthly base salary of $12,500. As described above, the agreement also provides for the payment of an annual bonus as a percentage of our and our parent’s net after-tax profit. The Board of Directors or the Audit Committee of our parent has the discretion to reduce or to resolve not to pay the bonus component based on our parent’s performance in consideration of our parent’s financial condition or its financial results for the prior year.

For 2006, the bonus approved for Mrs. Bronicki was $98,000, representing 0.75% of the Company’s annual consolidated profits (after tax) above $2 million, to be paid by the Company, and $59,250, representing 0.75% of Ormat Industries’ annual consolidated profits (after tax) after deducting the Company’s annual consolidated profits, to be paid by Ormat Industries. As Mrs. Bronicki is entitled to such annual bonus in accordance with the terms of her employment contract, no particular factors were taken into account in determining the amount of the bonus.

Our Group II Executives

Hezy Ram

Hezy Ram is currently employed by Ormat Nevada, one of our subsidiaries, and serves as our Executive Vice President of Business Development, North America pursuant to an employment agreement dated January 1, 2004, which expires on December 31, 2007. Mr. Ram’s employment agreement provides for an annual base salary of $180,250 paid bi-monthly. Pursuant to the terms of Mr. Ram’s employment agreement, in addition to his annual salary, Mr. Ram is entitled to certain other benefits paid for by us, including, among other things, our 401(k) plan and medical and hospitalization insurance. Either party may terminate the agreement upon 90 days notice. Mr. Ram’s employment agreement also contains a one-year non-competition and non-solicitation provision.

Joseph Tenne is employed by Ormat Systems, one of our subsidiaries, and serves as our Chief Financial Officer; Nadav Amir is employed by Ormat Systems and serves as our Executive Vice President of Engineering; and Zvi Reiss is employed by Ormat Systems and serves as our Executive Vice President of Project Management.

Each of Messrs. Tenne, Amir, and Reiss is party to an employment agreement with Ormat Systems that sets forth their respective terms of employment, which terms are generally applicable to all of Ormat Systems’ employees, covering matters such as vacation, health, and other benefits. Under the employment agreements of Messrs. Amir and Reiss, either party may terminate the employment relationship upon thirty days prior written notice while Mr. Tenne’s agreement provides for ninety days prior written notice. However, termination for cause does not require any prior notice. An employee who is terminated for cause is not entitled to any subsequent payments.

The actual salary and other compensation arrangements of Messrs. Tenne, Amir, and Reiss are agreed separately with each employee. Each of these individuals is also covered by Ormat Systems’ management insurance plan, to which Ormat Systems contributes a percentage of such individual’s salary, and which covers any compensation that such individual may be entitled to receive upon termination, such as severance pay pursuant to Israeli law for Israel-based employees. In addition, each of the individuals has the benefit of the use of a company-leased car.

The amount of salary and bonus earned in 2006 in proportion to the total compensation reported for each of our NEOs was:

Lucien Bronicki – 84.6%*
Yehudit Bronicki – 80.1% *
Joseph Tenne – 65.6%
Hezy Ram – 69.3%
Nadav Amir – 67.5%
Zvi Reiss – 65.1%

*	Our Group I executives do not receive stock option grants, which accounts for the high percentage of annual salary and bonus relative to their total compensation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards of our NEOs as of December 31, 2006:

A. The Company’s Stock

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Lucien Bronicki	None	None		N/A	N/A
Yehudit Bronicki	None	None		N/A	N/A
Joseph Tenne	None	15,000	(2)	34.13	April 7, 2016
Hezy Ram	None	22,500	(1)	15.00	November 10, 2014
	None	30,000	(2)	34.13	April 7, 2016
Nadav Amir	2,500	8,250	(1)	15.00	November 10, 2014
	None	20,000	(2)	34.13	April 7, 2016
Zvi Reiss	2,750	8,250	(1)	15.00	November 10, 2014
	None	20,000	(2)	34.13	April 7, 2016

(1)	These options vest over a four year period from the grant date in November 2004, with 25% of the options vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in November 2008.

(2)	These options vest over a four year period from the grant date in April 2006, with 25% of the options vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in April 2010.

B. The Parent’s Stock

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Lucien Bronicki	None	None		NA	N/A
Yehudit Bronicki	None	None		N/A	N/A
Joseph Tenne	None	None		N/A	N/A
Hezy Ram	None	16,500	(1)	1.75	March 3, 2008
	None	18,750	(2)	3.78	May 19, 2009
Nadav Amir	2,500	16,500	(1)	1.75	March 3, 2008
	6,250	18,750	(2)	3.78	May 19, 2009
Zvi Reiss	8,000	16,500	(1)	1.75	March 3, 2008
	6,250	18,750	(2)	3.78	May 19, 2009

(1)	These options vest over a four year period from the grant date in March 2003, with 25% of the options vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in March 2007.

(2)	These options vest over a four year period from the grant date in May 2004, with 25% of the options vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in May 2008.

Option Exercises

The following table sets forth the number of options exercised and the value realized on exercise by each NEO as of December 31, 2006:

A. The Company’s Stock

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Lucien Bronicki	None	—
Yehudit Bronicki	None	—
Joseph Tenne	None	—
Hezy Ram	7,500	173,198
Nadav Amir	None	—
Zvi Reiss	None	—

B. The Parent’s Stock

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Lucien Bronicki	None	—
Yehudit Bronicki	None	—
Joseph Tenne	None	—
Hezy Ram	31,000	229,712
Nadav Amir	35,450	343,717
Zvi Reiss	25,000	221,895

Potential Payments Upon Termination or Change in Control

The employment agreements of our Group I executives contain the following terms regarding post-termination and change-in-control payments:

Pursuant to the terms of Lucien Bronicki’s and Yehudit Bronicki’s employment agreements, if the Company or the respective Group I executive officer terminates his or her employment agreement for any reason other than for cause, by providing the other party with 180 days’ written notice prior to the end of the applicable term, the respective executive officer will be entitled to his or her salary, bonus and other benefits for such 180-day period. In the event of termination other than for cause, the executive officer will also be entitled to an assignment of his or her ‘‘executive manager’s insurance policy’’ and monies accumulated under such policy based on deductions from his or her base salary, and a payment of the difference, if any, between the sums accumulated under such policy on account of his or her severance pay, and the amount of severance pay he or she is entitled to based on the monthly base salary at the time of termination multiplied by the number of years he or she has been employed by us or Ormat Industries.

Each of Mr. and Mrs. Bronicki is also entitled to change in control payments if (a) within three years following the occurrence of a change in control, the respective executive officer’s employment is terminated by the Company other than for disability or cause, (b) within 180 days following a change in control, the respective executive officer terminates his or her employment agreement for any reason with 90 days’ prior written notice or (c) within three years following the occurrence of a change in control, the respective executive officer terminates his or her employment agreement for good reason. In any such event, we will be required to pay him or her a lump sum equal to (1) his or her full unpaid and accrued base salary through the date of termination; (2) his or her monthly base salary at the time of the change in control including any increases therein multiplied by 24; (3) the average of the annual bonus paid to him or her for the two years immediately preceding the change in control multiplied by two; (4) a portion of the annual bonus for the year in which the termination of employment occurs with the amount thereof multiplied by a fraction, the numerator of which is the number of days in the relevant year through the date of termination and the denominator of which is 365; and (5) any unpaid annual bonus for any completed year. In addition, the executive officer will also be entitled to all employee health, accident, life insurance, disability and other employee welfare benefits for a two-year period following his or her last day worked, or until he or she obtains new employment, whichever is earlier. ‘‘Cause’’ means an employee’s conviction of a criminal offence constituting an act of moral turpitude. If Mr. or Mrs. Bronicki’s employment is terminated by the Company other than for disability or cause, and a change in control occurs within six months thereafter, the respective executive officer will be entitled to the payments described in the paragraph above.

A ‘‘change in control’’ will be deemed to occur if:

•	any person holds or becomes the holder of 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or of Ormat Industries, excluding any acquisition directly from the Company or from Ormat Industries or any acquisition by the Company;

•	more than 50% of the current members of the Board of Directors or directors nominated by the current members of the Board no longer serve as directors;

•	the Company merges or is consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company are sold or otherwise acquired by, another corporation or entity; or

•	the stockholders of the Company or of Ormat Industries approve a complete liquidation or dissolution of the Company or Ormat Industries.

‘‘Good reason’’ means

•	a reduction by the Company in the respective executive officer’s base salary or bonus as in effect at the time of a change in control, or a change in the manner of computation of such officer’s bonus that is adverse to him or her;

•	the assignment to the respective executive officer of any duties inconsistent with his or her position, duties, responsibilities and status with the Company at the time of the change in control, or any material reduction in authority or responsibilities from those assigned at the time of the change in control, or a change in such officer’s title or offices as in effect at the time of the change in control, or any removal of such officer from, or any failure to re-elect such officer to, any of such positions, except in connection with the termination of such officer’s employment by reason of disability or for cause; or

•	the relocation of the respective executive officer’s office to a location more than 60 miles from its location at the time of a change in control.

Except as described below, Mr. or Mrs. Bronicki will be restricted for a period of one year following his or her termination of employment from:

•	accepting employment with or advising certain companies in competition with us; or

•	soliciting any of our employees to leave our employ.

These restrictions will not apply if:

•	Mr. or Mrs. Bronicki terminates his or her employment other than for good reason following a change in control; or

•	The Company terminates Mr. or Mrs. Bronicki’s employment for a reason other than cause or a material violation of his or her employment agreement.

In addition, he or she will be prohibited from disclosing any confidential information about the Company for a period of three years following his or her termination of employment.

Our Group II executives do not have specific termination or change-in-control payment provisions in their employment agreements. They are entitled to salary and other compensation payments during the relevant notice period, and our Israel-based executives are entitled to lump sum severance pay amounting to their last monthly salary multiplied by the number of years of their service for the Company. Our Group II executives are also entitled to payments under our defined contribution plan. Of our Group II executives, Hezy Ram’s employment agreement includes a one-year non-compete provision and a one-year non-solicitation provision. The employment agreements of Messrs. Amir, Reiss and Tenne do not include non-compete or non-solicitation provisions.

Estimated Payments and Benefits upon Termination

The amount of compensation and benefits payable to each of our NEOS in the event of termination without cause or as a consequence of a change in control has been estimated in the table below. There is no distinction in the termination payments due to our Group II Executives in the event of termination without cause or termination upon a change in control. The amounts have been calculated based on the assumption that the termination occurred on December 31, 2006.

Name	Termination without Cause	Change in Control
Lucien Bronicki	$641,836	$1,260,452
Yehudit Bronicki	$804,249	$1,522,601
Joseph Tenne	$65,841	$65,841
Hezy Ram	$52,582	$52,582
Nadav Amir	$522,607	$522,607
Zvi Reiss	$275,636	$275,636

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each member of our Board of Directors during the year ended December 31, 2006. Our executive officers who are members of our Board of Directors do not receive additional compensation for their service as Board members.

Name	Fee Earned or Paid in Cash ($)	Options Awards ($)(1)	Total ($)
Dan Falk	57,000	41,908	98,908
Jacob Worenklein	42,500	41,908	84,408
Roger Gale	43,500	55,700	99,200
Elon Kohlberg	39,000	55,700	94,700

(1)	Represents the dollar amount recognized as compensation cost for financial statement reporting purposes for 2006 in accordance with FAS 123R. For a discussion of the assumptions used in reaching this valuation, see Note 12 to our consolidated financial statements for the year ended December 31, 2006.

The aggregate options granted to each member of our Board of Directors are summarized in the following table. All options granted to members of our Board of Directors vest on the first anniversary of the date of grant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)		Option Expiration Date

Dan Falk	3,500	None	15.00	(2)	November 2014
	5,000	None	20.10	(3)	November 2014
	None	7,500	37.90	(3)	November 2013
Jacob Worenklein	7,500	None	15.00	(2)	November 2014
	5,000	None	20.10	(3)	November 2014
	None	7,500	37.90	(3)	November 2013
Roger Gale	7,500	None	20.10	(3)	November 2014
	None	7,500	37.90	(3)	November 2013
Elon Kohlberg	7,500	None	20.10	(3)	November 2014
	None	7,500	37.90	(3)	November 2013

(1)	These options will vest on the first anniversary of the grant date (November 2007).

(2)	This exercise price reflects the initial public offering price of our common stock.

(3)	These exercise prices reflect the closing prices of our common stock on the date prior to the date of grant.

Cash Compensation

The	cash compensation of our non-employee directors is as follows:

1.	Base annual retainer of $25,000 as fees related to their service on our Board of Directors.

2.	Board meeting fees of $2,500 for each in-person meeting; $500 for each telephonic meeting; and $1,000 for telephonic participation in an in-person meeting.

3.	Committee meeting fees of $1,500 for each in-person meeting and $500 for each telephonic meeting.

4.	Any non-employee director who also serves as Chair of the Audit Committee receives an annual retainer of $7,500. Chairs of our other committees do not receive an annual retainer.

6.	We promptly reimburse all directors for transportation and lodging expenses actually incurred to attend meetings of our Board of Directors or committees.

Equity Compensation

Each newly appointed non-employee director receives an initial grant of options to purchase 7,500 shares of the Common Stock of the Company at an exercise price equal to the NYSE closing price on the date of the grant. Each non-employee director receives annually from the second year of service options to purchase 7,500 shares of the Common Stock of the Company at an exercise price equal to the NYSE closing price on the date of the grant, unless the Company’s results are released on that day and then the exercise price is the NYSE closing price on the following day. However, in 2005 and 2006, the stock options were granted at the NYSE closing price for the date prior to the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe, based upon a review of the forms filed and written confirmation provided by our officers and directors, that during 2006 all of our officers and directors filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

Loan Agreement between the Company and Ormat Industries

In 2003, we entered into a loan agreement with Ormat Industries, in which Lucien Bronicki, our Chairman of the Board and Chief Technology Officer, Yehudit Bronicki, our Chief Executive Officer and President and a director, and Yoram Bronicki, our Chief Operating Officer—North America and a director, collectively with other members of their family, indirectly owned approximately 28.12% of the ordinary shares as of February 28, 2007. Pursuant to this loan agreement, Ormat Industries agreed to make a loan to us in one or more advances not exceeding a total aggregate amount of $150 million. The proceeds of the loan are to be used to fund our general corporate activities and investments. We are required to repay the loan and accrued interest in full in accordance with an agreed-upon repayment schedule and in any event on or prior to June 5, 2010.

Interest on the loan is calculated on the balance from the date of receipt of each advance until the date of payment thereof at a rate per annum equal to Ormat Industries’ average effective cost of funds plus 0.3% percent in U.S. dollars, which represented a rate of 7.5% for the advances made. All computations of interest are made on the basis of a year consisting of 360 days. During the year ended December 31, 2006, we paid approximately $8.3 million in interest on the loan. The outstanding balance on the loan was $121.5 million on January 1, 2006 (which represented the highest principal amount outstanding during 2006) and $89.5 million on December 31, 2006. As of February 28, 2007, the outstanding balance on the loan was $82.5 million.

We believe that the terms of the loan agreement are as beneficial to us as could be obtained from unaffiliated third parties.

Capital Note Issued to Ormat Industries

On December 22, 2003 we issued a capital note in favor of Ormat Industries. On June 30, 2004, Ormat Industries converted the outstanding balance owed by us to it under the capital note into a subordinated non-interest bearing loan in an amount equal to NIS 240 million. We can repay the loan in full or, upon demand by Ormat Industries, we will be required to repay the loan in full at any time after November 30, 2007. The final maturity of the loan is December 30, 2009. In accordance with the terms of such note, we will not be required to repay any amount in excess of $50.7 million (using the exchange rate existing on the date of such note). As of December 31, 2006, the ceiling of $50.7 million is effective. The note bears no interest and the outstanding balance on the note was $50.7 million at all times during 2006. As of February 28, 2007, the outstanding balance on the loan was $50.7 million.

We believe that the terms of the subordinated note are as beneficial to us as could be obtained from unaffiliated third parties.

Guarantee Fee Agreement between the Company and Ormat Industries

On January 1, 1999, we entered into a guarantee fee agreement with Ormat Industries, pursuant to which Ormat Industries agreed to issue certain standby letters of credit and guarantees on our behalf to certain of our customers, as well as guarantees with respect to our bank credit lines.

Such agreement establishes a fee, calculated quarterly, equal to 1% per annum of all amounts guaranteed or subject to an outstanding letter of credit during the relevant quarter, plus out of pocket expenses. Such payment is due quarterly in arrears and is payable against the receipt of an invoice from Ormat Industries.

As of the end of the second quarter of 2006, all guarantees provided by Ormat Industries were assigned to our subsidiary, Ormat Systems.

Reimbursement Agreement between the Company and Ormat Industries

On July 15, 2004, we entered into a reimbursement agreement with Ormat Industries, pursuant to which we agreed to reimburse Ormat Industries for any draws made on any standby letter of credit subject to the guarantee fee agreement between us and Ormat Industries described above, and for any payments made under any guarantee provided by Ormat Industries subject to such guarantee fee agreement. Interest on any amounts owing pursuant to the reimbursement agreement is paid at a rate per annum equal to Ormat Industries’ average effective cost of funds plus 0.3% in U.S. dollars. There are no amounts currently owing to Ormat Industries pursuant to the reimbursement agreement.

Asset Purchase Agreement between Ormat Systems and Ormat Industries

Pursuant to an asset purchase agreement, effective as of July 1, 2004, Ormat Industries sold and assigned to our subsidiary, Ormat Systems, certain assets and liabilities related to Ormat Industries’ geothermal power plants and power units business. As part of this transaction, Ormat Industries agreed, for so long as it holds more than 50% of the voting interest in us, not to compete or engage in any business which is in the same field of the business acquired by Ormat Systems. As total consideration for the purchase, Ormat Systems agreed to pay Ormat Industries the amount of $11 million, which consists of a cash payment and the assumption of an outstanding loan to Bank Continental and certain employment liabilities.

As part of this transaction, Ormat Systems also agreed to pay to Ormat Industries certain commissions ranging between 2.5% and 5.0% on revenues from sale orders entered into prior to July 1, 2004. The aggregate amount of such commissions is subject to receipt of payment from customers and is approximately $2.2 million. As of December 31, 2006, all amounts due under this agreement were fully paid.

The asset purchase agreement and the following sublease agreement, license agreement, service agreement and reimbursement agreement set forth the terms and conditions of the sale and assignment of Ormat Industries’ products business to Ormat Systems. We believe that, taken as a whole, the terms of these agreements are reasonable and appropriately benefit the Company.

Sublease between Ormat Systems and Ormat Industries

Our subsidiary Ormat Systems entered into a sublease, effective as of July 1, 2004, with Ormat Industries for real estate leased by Ormat Industries from the Israel Land Administration on which production and manufacturing facilities are located. The term of the sublease, which originally was due to expire on June 1, 2008, has been extended by a consent of the Israel Land Administration for a period that is the shorter of (1) 25 years (including the initial term) or (2) the remaining period of the underlying lease agreements with the Israel Land Administration (which terminate between 2018 and 2047).

Pursuant to the sublease, Ormat Systems agreed to pay rent, in advance, on a monthly basis, equal to $52,250 (plus VAT) per month. Payment will be adjusted every year to reflect increases in the Israeli Consumer Price Index, but will in no event be lower than the rent paid during the previous year. Pursuant to the sublease, Ormat Systems has also agreed to pay taxes and other compulsory charges, to make other required payments, and to indemnify Ormat Industries for taxes (other than income taxes) imposed in connection with the subleased real estate. During the course of the year ended December 31, 2006, Ormat Systems, our subsidiary, paid approximately $628,000 to Ormat Industries pursuant to the sublease. The approximate aggregate value of future lease payments under the sublease is $17 million.

License Agreement between the Company and Ormat Industries

On July 15, 2004, our subsidiary Ormat Systems, entered into a patents and trademarks license agreement, effective as of July 1, 2004, pursuant to which Ormat Industries granted a world-wide royalty-free license to Ormat Systems (which is exclusive with respect to the patents and certain of the trademarks) to internally copy, use, and create derivatives of certain patents and trademarks. The license survives sales and/or transfers of the patents and trademarks and Ormat Systems owns the derivatives created from the licensed patents. The term of the license agreement continues until the patents or trademarks expire or are assigned to Ormat Systems (which are intended to be assigned, subject to tax and other considerations) and the agreement may be terminated if either party becomes insolvent.

Service Agreement between Ormat Systems and Ormat Industries

On July 15, 2004, our subsidiary Ormat Systems entered into a service agreement with Ormat Industries, pursuant to which Ormat Systems agreed to provide, as an independent contractor, certain corporate, financial, secretarial and administrative services to Ormat Industries. At the request of Ormat Industries, Ormat Systems may also provide certain engineering services.

Ormat Industries is required to pay $10,000 per month for all services (other than engineering services) rendered pursuant to such service agreement plus all out-of-pocket expenses of Ormat Systems. For engineering services, Ormat Industries is required to pay a fee equal to the cost of such services plus 10.0%, as well as all out-of-pocket expenses of Ormat Systems. On each anniversary of such services agreement, such monthly fees are adjusted in accordance with the Israeli Consumer Price Index during the previous twelve-month period. During the course of the year ended December 31, 2006, Ormat Industries paid Ormat Systems approximately $120,000 pursuant to the service agreement.

Registration Rights Agreement between the Company and Ormat Industries

On November 10, 2004, the Company entered into a registration rights agreement with Ormat Industries. Under this agreement, Ormat Industries may require us on one occasion to register our common stock for sale on Form S-1 under the Securities Act if we are not eligible to use Form S-3 under that Act. Ormat Industries may require us on unlimited occasions to register our common stock for sale on Form S-3. In addition, we will be required to file a registration statement on Form S-3 to register for sale shares of our common stock that are or have been acquired by directors, officers and employees of Ormat Industries upon the exercise of options granted to them by Ormat Industries. Ormat Industries will also have an unlimited number of piggyback registration rights. This means that any time we register our common stock for sale, Ormat Industries may require us to include shares of our common stock held by it or its directors, officers and employees in that offering and sale, subject to certain allocation procedures set forth in the registration rights agreement.

We have agreed to pay all expenses that result from the registration of our common stock under the registration rights agreement, other than underwriting commissions for such shares and taxes. We have also agreed to indemnify Ormat Industries, its directors, officers and employees against liabilities that may result from their sale of our common stock, including liabilities under the Securities Act.

Agreement with Tersus Software and Consulting Agreements

Effective April 15, 2005, the Company entered into an agreement with Tersus Software (‘‘Tersus’’), for the licensing of software that will be used in the development of several applications, including an Enterprise Resource Planning (ERP) solution and the monitoring of performance of the power plants. The price paid to Tersus under the agreement is $100,000. One of Tersus’ founders and stockholders (with a 20% share ownership on a fully diluted basis) is Yuval Bronicki, son of Yehudit Bronicki, CEO and President of our Company, and Lucien Bronicki, Chairman of the Board and Chief Technology Officer of our Company. No payments were made to Tersus in 2006.

Yuval Bronicki was also retained as a consultant to the Company, to assist with the development of the ERP solution. Pursuant to the agreement, Yuval Bronicki is compensated at an hourly rate for services performed. During the year ended December 31, 2006, the Company paid an aggregate amount of $117,620 to Mr. Bronicki for such consulting services.

The Company’s Board and Audit Committee have reviewed the principal terms of the agreement with Tersus and the consulting agreement and received updates on performance results. The Audit Committee’s review included a discussion of any potential conflict of interest issues related to such transaction and the subsequent performance as agreed upon by the parties.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its executives, directors, or beneficial holders of more than 5% of our capital stock or their respective family members, may present potential or actual conflicts of interest or may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter, and in conformance with the Company’s (a) Code of Business Conduct and Ethics and (b) Financial Reporting Procedures, transactions with related persons are consummated only if the requisite approvals are obtained and only if the terms of the transaction are determined to be in the best interests of the Company and its stockholders.

The Company has adopted a formal written policy which requires the executive or director initiating a related party transaction to prepare (1) a memorandum summarizing the terms and conditions of the proposed transaction, including pricing and market conditions, and (2) a preliminary draft agreement, which are then provided to the Company’s Disclosure Committee for review. The Disclosure Committee reviews the business terms of the transaction, materiality, and applicable corporate laws and regulations, and determines whether the transaction is required to be reviewed and approved by the Audit Committee, the Board, and/or the stockholders. In accordance with the determination of the Disclosure Committee, the proposed transaction is then reviewed by the Audit Committee, the Board, and/or the stockholders. A related party transaction will only be approved or ratified if the transaction is in the best interests of the Company and its stockholders, as the Audit Committee, the Board, and/or the stockholders determine in good faith. In addition, the fairness of each related party transaction is evaluated to ensure that the terms are consistent with arms-length transactions of a similar nature according to prevailing market terms and conditions.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Registered Public Accounting Firm

The stockholders are asked to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2007. PricewaterhouseCoopers LLP audited Ormat Technologies, Inc.’s annual financial statements for the fiscal year ended December 31, 2006. A representative of PricewaterhouseCoopers LLP will be present at the 2007 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if the representative so desires.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2006 and 2005 by PricewaterhouseCoopers LLP:

	Year	Amount Billed
Audit Fees(1)	2006	$1,637,140
	2005	$2,199,081
Audit-Related Fees(2)	2006	$26,240
	2005	$153,636
Tax Fees(3)	2006	$186,165
	2005	$148,950
All Other Fees	2006	—
	2005	—

(1)	Audit Fees represent the aggregate fees billed for the audit of the annual financial statements, the audit of management’s assessment of the Company’s internal control over financial reporting and the audit of the Company’s internal control over financial reporting, review of the financial statements included in the Company’s Form 10-Q filings, and services that are normally provided by the independent accounting firm in connection with statutory and regulatory filings. The amount for fiscal 2006 represents the fee estimate provided by PricewaterhouseCoopers LLP in its engagement letter executed in November 2006, which was based on an estimated number of hours to be worked on the audit. The engagement letter also provided that if the actual number of hours incurred for the audit exceeded the estimated number of hours, then the excess hours would be billed at an agreed-upon hourly rate. PricewaterhouseCoopers LLP has verbally requested approximately $450,000 of additional fees resulting from these excess hours.

(2)	Audit-Related Fees represent the aggregate fees billed for services related to the performance of the audit or review of our financial statements and are not reported under paragraph (1) above.

(3)	Tax Fees represent the aggregate fees billed for tax compliance, tax advice, and tax planning.

Audit Committee Pre-Approval Procedures for Independent Registered Public Accounting Firm

The Audit Committee has set a pre-approval procedure, and thus all auditors’ engagements are handled in accordance with such procedures, as follows:

A limited authority was delegated to the Chair of the Audit Committee to approve audit, audit-related and tax services in an amount of up to $50,000, provided such approval is reported to the Audit Committee at its next meeting.

Non-audit services may only be approved by the full Audit Committee.

Vote Required for Ratification

The Audit Committee is solely responsible for selecting Ormat Technologies, Inc.’s independent registered public accounting firm for fiscal year 2007. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2007. The Board of Directors believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of an independent registered public accounting firm.

The ratification of the appointment of PricewaterhouseCoopers LLP as Ormat Technologies, Inc.’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 — APPROVAL OF AN AMENDMENT TO
THE COMPANY’S 2004 INCENTIVE COMPENSATION PLAN TO
INCREASE THE NUMBER OF SHARES OF COMMON STOCK
AUTHORIZED FOR ISSUANCE PURSUANT TO THE PLAN BY 2,500,000

Our Board of Directors adopted the Ormat Technologies, Inc. 2004 Incentive Compensation Plan in October 2004, which plan was subsequently adopted by our stockholders on October 21, 2004. The plan provides for the grant of the following types of awards (each an award): incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), non-qualified stock options, restricted stock, stock appreciation rights, stock units, performance awards, phantom stock, incentive bonuses and other possible related dividend equivalents to our employees, directors and independent contractors (whom we refer to as the eligible individuals). Incentive stock options may be granted to our employees only. The number of shares of Common Stock authorized for issuance under the plan is 1,250,000.

Our Board of Directors believes that the granting of stock-based awards assists us in our efforts to attract and retain highly qualified persons to serve as directors, officers and employees, thereby more closely aligning their interests with that of our stockholder. Our Board of Directors also believes that additional shares must be reserved for issuance under the plan to facilitate the Company’s attraction and retention of capable personnel.

Consequently, on February 27, 2007, our Board of Directors approved an amendment to the plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the plan by 2,500,000. This amendment is being submitted to our stockholders for approval at the 2007 Annual Meeting of Stockholders.

Incentive Compensation Plan

A total of 1,250,000 shares of our Common Stock, which we registered by means of a Registration Statement on Form S-8 filed with the SEC on November 9, 2005, were reserved for issuance pursuant to the plan, all of which could be issued as options or as other form of awards. As of December 31, 2006, we have granted options to purchase 499,500 shares of our Common Stock to our employees, of which options to purchase 10,312 shares have been exercised and options to purchase 12,200 shares have been forfeited and returned to the pool of shares reserved for issuance. As of December 31, 2006, we have granted options to purchase 77,500 shares of our Common Stock to our non-employee directors, of which options to purchase 4,000 shares have been exercised and options to purchase 7,500 shares have been forfeited and returned to the pool of shares reserved for issuance. If there is a merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the administrator may make certain adjustments in the aggregate number and kind of shares of Common Stock subject to the plan and dividend equivalents.

If any shares of Common Stock that have been made subject to an award cease to be subject to the award, such shares of Common Stock will again be available for an award and will not be considered as having been previously made subject to an award. Any shares of Common Stock delivered upon exercise of an option in payment of all or part of the option, or delivered or withheld in satisfaction of withholding taxes with respect to an award, will be additional shares of Common Stock available for an award under the plan. After an award of phantom stock has been paid out, the shares of Common Stock underlying the award will again be available for an award and will not be considered as having been previously made subject to an award. Certain awards may also be payable in cash.

Administration of the Plan.    Our Board of Directors, or the Compensation Committee, administers the plan. Awards intended to qualify as ‘‘performance based compensation’’ within the meaning of Section 162(m) of the Code to any of the Company’s five most highly compensated executives are granted by a grant committee, a sub-committee of the Compensation Committee that consists of two or more ‘‘outside directors’’ within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each award, the exercisability of the awards and the form of consideration payable upon exercise. Under the plan, the administrator may delegate to our Chief Executive Officer, or his or her delegate, the right to designate other eligible individuals (other than our Chief Executive Officer or his or her delegate) to receive awards and to determine the amount of any awards granted to such eligible individuals and the terms of such awards, except that performance awards to any of the Company’s five most highly compensated officers will only be granted by the grant committee, in accordance with the requirements of Section 162(m) of the Code.

Options.    A stock option is the right to purchase shares of our Common Stock at a fixed exercise price for a fixed period of time. The administrator will determine the exercise price of options granted under our plan, which will be at least equal to the fair market value of our Common Stock on the date of grant. The aggregate fair market value, determined as of the date the option is granted, of the shares of our Common Stock for which any employee may be granted incentive stock options which are exercisable for the first time in any calendar year may not exceed $100,000. Stock options generally may not be exercised after ten years from the date of the grant thereof, unless a shorter period is specified in the grant agreement. At the relevant time of exercise, the option price must be paid in full in cash or if permitted in the award agreement in shares of our Common Stock with a fair market value on the date of exercise equal to the option price or in a combination of cash and shares of Common Stock whose fair market value on the date of exercise thereof together with such cash will equal the option price. After termination of any of our employees, directors or independent contractors, unless the administrator determines otherwise, an unvested option typically will be subject to forfeiture, and a vested option will be exercisable for the period of time stated in the option agreement. If termination is due to death or retirement, the option generally will remain exercisable for one year following such termination. In all other cases, the option generally will remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Stock Appreciation Rights.    A stock appreciation right is the right to receive the appreciation in the fair market value of our Common Stock between the exercise date and the date of grant, for that number of shares of our Common Stock with respect to which the stock appreciation right is exercised. A stock appreciation right may be granted in conjunction with an option or alone. We may pay the appreciation in either cash, in shares of our Common Stock with equivalent value, or in some combination, as determined by the administrator. The administrator determines the exercise price of stock appreciation rights, the vesting schedule and other terms and conditions of stock appreciation rights; however, stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock.    Restricted stock awards are awards of shares of our Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator may impose whatever conditions to vesting it determines to be appropriate. The administrator will determine the number of shares of restricted stock granted to any employee. Unless the administrator determines otherwise, shares that do not vest typically will be subject to forfeiture to the extent the vesting schedule and/or specified performance or other criteria have not been satisfied, or upon the termination of employee, director or independent contractor for any reason including death or retirement.

Stock Units.    Stock units are rights to receive shares of our Common Stock at a future date. The administrator determines the terms and conditions of stock units.

Phantom Stock.    Phantom stock are rights to receive an amount of cash equal to the fair market value of a share of our Common Stock at a specified date. The administrator determines the terms and conditions of phantom stock.

Incentive Bonuses.    Incentive bonuses are rights to receive cash or shares of our Common Stock. The administrator determines the terms and conditions of such incentive bonuses. The Board has determined that up to 20% of the annual profits available for distribution by the Company may, at any time from time to time, be distributed to the employees of the Company by way of cash incentive bonuses to employees, pursuant and subject to the provisions of the plan and at the discretion of the Board. In determining whether there are annual profits available for distribution as cash incentive bonuses, our Board of Directors will take into account our business plan and current and expected obligations, and no such distribution will be made that in the judgment of our Board of Directors would prevent the Company from meeting such business plan or obligations.

Any such distribution will only be made when, as and if approved by our Board of Directors out of funds legally available therefor. The actual amount and timing of any such distribution will depend upon our financial condition, results of operations, business prospects and such other matters as the Board may deem relevant from time to time. Even if profits are available for such distribution, the Board could determine that such profits should be retained for an extended period of time, used for working capital purposes, expansion or acquisition of businesses or any other appropriate purpose.

Performance Awards.    Performance awards are awards of options, stock appreciation rights, restricted stock, stock units, phantom stock, and incentive bonus awards that will result in a payment to a key employee only if performance goals established by the administrator are achieved, or if the awards otherwise vest. The administrator or its delegates or the grant committee will establish performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to key employees. The performance goals may be based upon the achievement of company-wide, divisional or individual goals (including continued service), applicable securities laws or other basis determined by the administrator. Under the plan, no person will receive, in any one fiscal year, grants of performance awards for more than 400,000 shares of our Common Stock for performance awards of options, stock appreciation rights, restricted stock, stock units and phantom stock. The maximum dollar amount of any performance award of incentive bonuses that may be paid to any key employee in any fiscal year may not exceed $10 million. Performance goals or awards to any of the Company’s five most highly compensated executives will only be set or granted by the grant committee.

Dividend Equivalents.    Any award (other than options, stock appreciation rights and bonuses) under the plan may, in the discretion of the administrator, earn dividend equivalents.

Transferability of Awards.    Unless the administrator determines otherwise, no award or portion of an award will be transferable other than by will or by the laws of descent and distribution, except that an option and tandem stock appreciation right may be transferred pursuant to a domestic relations order or by gift to a family member of the holder to the extent permitted in the applicable award. A tandem stock appreciation right may never be transferred except to the transferee of the related option. Only the participant may exercise an award during his or her lifetime.

Amendment and Termination of the Plan.    The plan will automatically terminate in 2014, unless we terminate it earlier. In addition, our Board of Directors has the authority to amend, suspend or terminate our plan, provided that such amendment does not adversely affect any award previously granted under our plan, unless the Board of Directors determines that an amendment is desired or appropriate to comply with the requirements of Section 409A of the Code enacted in October 2004.

Section 409A of the Internal Revenue Code.    Section 409 of the Code enacted in October 2004 affects the timing for recognition of income attributable to certain types of non-qualified deferred compensation. Our Board of Directors intends to review the plan and to amend the plan, if necessary to comply with Section 409(A), after final regulations are issued by the Treasury Department and the Internal Revenue Service.

Future benefits to be received by a person or group under the Plan (as amended) are not fully determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee during 2007.

Vote Required

Under the NYSE rules, the amendment to the Company’s 2004 Incentive Compensation Plan requires the approval of a majority of the votes cast on the proposal, provided that the total vote cast on the proposal represents at least a majority of all shares entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE ‘‘FOR’’ THE AMENDMENT TO THE COMPANY’S 2004 INCENTIVE COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE PURSUANT TO THE PLAN BY 2,500,000.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2006.

Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation plans approved by security holders	177,638	*	$15.00
	25,000	*	$20.10
	296,150	*	$34.13
	30,000	*	$37.90	692,700
Equity Compensation plans not approved by security holders	None		N/A	None
Total	177,638		$15.00
	25,000		$20.10
	296,150		$34.13
	30,000		$37.90	692,700

*	Stock options to be issued pursuant to our 2004 Incentive Compensation Plan Registration Statement on Form S-8 covering 1,250,000 shares filed with the SEC on November 9, 2005.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the enclosed form of proxy.

ADDITIONAL INFORMATION

Householding of Proxies

Under rules adopted by the SEC, we are permitted to deliver a single proxy statement and annual report to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding this year for those stockholders who own their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports and proxy statements, please contact us at Ormat Technologies, Inc., 6225 Neil Road, Suite 300, Reno, Nevada 89511, attention: Corporate Secretary, telephone (775) 356-9029.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household receives a single proxy statement and annual report for this year, but you would like to receive your own copy, please contact us as stated above, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Additional Filings and NYSE Compliance

The Company’s reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website, www.ormat.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Business Conduct and Ethics, Code of Ethics Applicable to Senior Executives, Audit Committee Charter, Corporate Governance Guidelines, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Insider Trading Policy, and amendments thereof are also available at our website address mentioned above. The content of our website, however, is not part of this proxy statement.

You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this proxy statement or by calling us at (775) 356-9029.

On or about May 31, 2006 the Company filed its 2006 Annual Written Affirmation with the NYSE in accordance with Section 303A of the NYSE’s Listed Company Manual. The Annual Written Affirmation was in the prescribed form and contained no qualifications. The Company intends to file its 2007 Section 303A Annual Written Affirmation within 30 days of its Stockholders Annual Meeting, to be held on May 8, 2007.

Proxy Solicitation

Ormat will bear the entire cost of this proxy solicitation. In addition to soliciting proxies by this mailing, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, facsimile, telephone, or other electronic means, for which solicitation they will not receive any additional compensation. Ormat will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2008 Annual Meeting of Stockholders

From time to time, stockholders seek to nominate directors or to present proposals for inclusion in the proxy statement and form of proxy, or otherwise for consideration at the annual meeting. To be included in the proxy statement or considered at an annual meeting, a stockholder must timely submit nominations of directors or other proposals to the Company to Ormat Technologies, Inc.’s Corporate Secretary at 6225 Neil Road, Suite 300, Reno, Nevada 89511 in addition to complying with certain rules and regulations promulgated by the SEC. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2007 Annual Meeting of Stockholders, unless the date of the 2008 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2007 Annual Meeting of Stockholders.

For the Company’s 2008 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than January 9, 2008 and no later than February 8, 2008. If the date of the 2008 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2007 Annual Meeting of Stockholders, the stockholder must submit any such proposal or nomination no earlier than the close of business on the later of the 90th day prior to the 2008 Annual Meeting of Stockholders or the 10th day following the day on which the public announcement of the date of such meeting is first made.

By order of the Board of Directors,
/s/ YEHUDIT BRONICKI Yehudit Bronicki Chief Executive Officer and President

ANNUAL MEETING OF STOCKHOLDERS OF

ORMAT TECHNOLOGIES, INC.

May 8, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓  Please detach along perforated line and mail in the envelope provided.  ↓

            20230300000000000000   4                                                                                                                                                050807

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF DIRECTORS AND ‘‘FOR’’ PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors		2. To ratify the selection of PricewaterhouseCoopers LLP as	For	Against	Abstain
	NOMINEES:	independent auditors of the Company
FOR ALL NOMINEES	○ Lucien Bronicki ○ Dan Falk	for its fiscal year ending December 31, 2007.
WITHHOLD AUTHORITY FOR ALL NOMINEES		3. To approve an amendment to the Company’s 2004 Incentive Compensation Plan to increase the number of shares of Common Stock authorized for issuance
FOR ALL EXCEPT (See instructions below)		pursuant to the plan by 2,500,000.
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark ‘‘FOR ALL EXCEPT’’ and fill in the box next to each nominee you wish to withhold as shown here. •		THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED ‘‘FOR’’ ELECTION OF THE DIRECTORS AND ‘‘FOR’’ PROPOSALS 2 AND 3.

To change the address in your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder __________________    Date: __________    Signature of Stockholder __________________    Date: __________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ORMAT TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Yehudit Bronicki, CEO and President and Etty Rosner, Vice President and Corporate Secretary, and each of them, as proxies, each with full power of substitution and resubstitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ormat Technologies, Inc. held of record by the undersigned on April 2, 2007, at the Annual Meeting of Stockholders to be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, N.Y. 10112, on May 8, 2007, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)